AGREEMENT OF SALE

This Agreement is entered into this 5th day of June 2000, by and between Pinnacle Resources, Inc., a Wyoming corporation ("Buyer"), Vanmag
International, Ltd., a Cayman Island, BWI corporation ("Seller") and Vanadium and Magnetite Exploration Development (Pty) Ltd (VMED), a South African corporation ("Acquiree").

Whereas, Seller own 4,000 shares, $.001 par value (the "Acquiree
Shares"), of the issued and outstanding stock of Acquiree (representing 100% of the currently issued and outstanding common stock of Acquiree). Seller desires to sell and Buyer desires to purchase all of the Acquiree Shares (the "Sale Shares").

Now, Therefore, for the mutual consideration set out herein, the parties agree as follows:

1.    Purchase and Sale of Acquiree Shares.

1.1 Seller shall sell to Buyer and Buyer shall purchase from Seller the Sale Shares at a closing of such sale (the "Closing") to be held at the place and on the date hereinafter provided (the "Closing Date").

1.2 The purchase price (the "Price") shall be 4,000,000 restricted Common Shares of Buyer ("Purchase Shares"). The Purchase Shares will not be registered under the Securities Act of 1933 as amended (the "Act"). The Purchase Shares will be subject to a usual and appropriate stop transfer order on the books and records of Buyer's transfer agent pertaining to securities not registered under the Act. The certificate for the Purchase Shares delivered shall bear on its face the following restrictive legend:

"No sale, offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares."

1.3 At the Closing Date, Seller will deliver a certificate representing the Sale Shares duly endorsed so as to make Buyer the sole holder thereof, free and clear of all claims and encumbrances. The Sale Shares are not registered under the Securities Act of 1933 as amended (the "Act"). The Sale Shares will be subject to a usual and appropriate stop transfer order on the books and records of Acquiree's transfer agent pertaining to securities not registered under the Act. The certificate for the Sale Shares delivered shall bear on its face the following restrictive legend:

"No sale, offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares."

2.    Representations of Seller.

Seller hereby represents and warrants, to the extent of the facts known to Seller and Acquiree, that, effective this date and the Closing Date, the representations listed below are true and correct.

2.1 Seller are the sole owners of all of the issued and outstanding Shares of Acquiree; such Acquiree Shares are free from claims, liens or other encumbrances; and Seller have the unqualified right to transfer and dispose of such shares.

2.2 The Sale Shares constitute validly issued shares of Acquiree fully- paid and nonassessable.

2.3 Buyer is fully aware that the Purchase Shares, when delivered, will not have been registered under the Act; that accordingly no sale, offer to sell or transfer of the Purchase Shares shall be made unless a registration statement under the Act with respect to the Purchase Shares is then in effect or an exemption from the registration requirements of the Act is then in fact applicable to the Purchase Shares or, in the opinion of Buyer's counsel, registration is not required.

2.4 Buyer has been fully advised by Seller that Seller will sell the Purchase Shares to Buyer without registration under the Act on the basis of the statutory exemption in Section 4(2) of the Act relating to transactions not involving a public offering and that Seller's reliance upon the statutory exemption is based in large part upon Buyer's representations made in this Agreement.

2.5 Buyer are acquiring the Purchase Shares for investment for their own account and not with a view to resell or otherwise distribute the Purchase Shares. In making the foregoing representations, Buyer understand that, in the view of the Securities and Exchange Commission, the statutory exemption under Section 4(2) would not be available if, notwithstanding Buyer's representations, it had in mind merely acquiring the Purchase Shares for resale upon the occurrence or nonoccurrence of some predetermined event.

2.6 Annexed hereto as Exhibit 2.3 is the unaudited financial statements dated June 30, 1999 of the Acquiree. The financial statements in Exhibit 2.3 are substantially correct and complete and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The financial statements present fairly the financial condition of Acquiree as of the respective dates of said balance sheets and the results of operations for the respective periods indicated in said statements of income and retained earnings and, in the case of each such interim statement, is subject to year-end adjustments consistent with past practice.

2.7 To the best of Acquiree's knowledge, there are not actions, suits, proceedings or investigations (whether or not purportedly on behalf of Acquiree) pending or, threatened against or affecting Acquiree, at law, or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment of liability, not fully covered by insurance, in excess of $50,000 in any one case or $100,000 in the aggregate, or which may result in any material adverse change aside from a monetary adverse judgment or liability) in the business, operations, properties or assets or in the condition, financial or otherwise, of Acquiree, except in each as listed and described in Exhibit 2.4 annexed hereto. To the best of Acquiree's knowledge, Acquiree is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

2.8 Acquiree has, to its best knowledge, complied in all material respects with all laws, regulations and judicial or administrative tribunal orders applicable to its business of which it is aware,

2.9 Seller has borrowed US$100,000 from creditor on a note, which is due in June, 2001 together with interest in the amount of US$40,000. The note is secured by a 5% shareholding in Seller whose only asset is the Common Shares of Acquiree but the Shareholding is subordinate to this transaction and can be settled for Stock. The note shall be settled in full prior to Closing to the satisfaction of the Buyer.

Acquiree and Seller agree that any and all tax deficiencies and all other liabilities of Acquiree disclosed on the balance sheet will be paid or settled prior to Closing.

2.10 Since the date of the balance sheet there has not occurred:

(i) any material and adverse change in the financial condition or operations of Acquirre;

(ii)   any damage, destruction or loss to or of any of the material
assets or       properties owned or leased by Acquiree;

(iii) the creation or attachment of any lien against any of the currently issued and distributed common stock of Acquiree;

 (iv) any waiver, release, discharge, transfer, or cancellation by Acquiree of any rights or claims of material value;

(v) any issuance by Acquiree of any securities, or any merger or consolidation of Acquiree with any other person, or any acquisition be Acquiree of the business of any other person;

(vi) any incurrence, assumption or guarantee by Acquiree of any indebtedness or liability other than in the ordinary course of business;

(vii) any declaration, setting aside or payment by Acquiree of any dividends on, or any other distribution with respect to, any capital stock of Acquiree or any repurchase, redemption, or other acquisition of any capital stock of Acquiree;

(viii) (A) any payment of any bonus, profit sharing, pension or similar payment or arrangement or special compensation to any employee of Acquiree, except in the ordinary course of the business of Acquiree, or (B) any increase in the compensation payable or to become payable to any employee of Acquiree; or

2.11 Except as set forth in the documents listed or referred to in Exhibits hereto, the execution and carrying out this Agreement will not conflict with, or result in any breach of any of the terms, or create a charge or encumbrance upon any of the properties or assets, or outstanding stock of Acquiree pursuant to any corporate charter, by-law, indenture, mortgage or lease to which Acquiree or any of its stockholders is a party or by which it is bound. The execution and carrying out of this Agreement will not violate any provision of law.

      2.12 To the best knowledge of Seller and Acquiree, none of the written information and documents which have been or will be furnished by Acquiree or by any representatives of Acquiree to Buyer or any of the representatives of Buyer in connection with the transactions contemplated by this Agreement contains or will contain, as the case may be, any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances in which made. To the knowledge of Acquiree, Acquiree has disclosed to Buyer as the purchaser of the Sale Shares all material information relating to Acquiree and its activities as currently conducted.

2.13   The representations and warranties made hereinabove in this
Section 2 will be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date.

2.14 The Acquiree is authorized to issue 4,000 shares of common stock, $.001 par value, of which 4,000 shares are issued and outstanding. All outstanding Shares have been duly authorized, validly issued and are fully paid and nonassessable with no personal liability attaching to the ownership thereof. There are no outstanding convertible securities, warrants, options or commitments of any nature, which may cause authorized but unissued shares to be issued to any person.

3.   Representations by Buyer.

Buyer warrants and represents, to the extent of the facts known to Buyer, that, effective this date and the Closing Date, the representations listed below are true and correct.

3.1 To the best of each Buyer's knowledge, there are no actions, suits, proceedings or investigations (whether or not purportedly on behalf of Buyer) pending or, threatened against or affecting each Buyer, at law, or in equity or admiralty, or before or by any federal, state, municipal or other governmental department, commission, board, bureau agency or instrumentality, domestic or foreign, which involve the likelihood of any adverse judgment or liability) in the business, operations, properties or assets or in the condition, financial or otherwise, of each Buyer, except in each as listed and described in Exhibit 3.1 annexed hereto. To the best of each Buyer's knowledge, each Buyer is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

3.2 Except as set forth in the documents listed or referred to in Exhibits hereto, the execution and carrying out this agreement will not conflict with, or result in any breach of any terms charge or encumbrance upon any of the properties or assets, of Buyer pursuant to any corporate charter, by-law, indenture, mortgage or lease to which

Buyer or any of its stockholders is a party or by which it is bound. The execution and carrying out of this Agreement will not violate any provision of law.

3.3 Buyer are fully aware of the condition and prospects, financial and otherwise, of the Acquiree, as Buyer having been supplied with such financial and other data relating to the Acquiree considered necessary and advisable to enable them to form a decision concerning the purchase herein provided.

3.4 Buyer are fully aware that the Sale Shares, when delivered, will not have been registered un the Act; that accordingly no sale, offer to sell or transfer of the Sale Shares shall be made unless a registration statement under the Act with respect to the Sale Shares is then in effect or an exemption from the registration requirements of the Act is then in fact applicable to the Sale Shares, or, in the opinion of Acquiree's counsel, registration is not required.

3.5 Buyer has been fully advised by Seller that Seller will sell the Sale Shares to Buyer without registration under the Act on the basis of the statutory exemption in Section 4(2) of the Act relating to transactions not involving a public offering and that Seller's reliance upon the statutory exemption is based in large part upon Buyer's representations made in this Agreement.

3.6 Buyer is acquiring the Sale Shares for investment their own account and not with a view to resell or otherwise distribute the Sale Shares. In making the forgoing representations, Buyer understand that, in the view of the Securities and Exchange Commission, the statutory exemption under Section 4(2) would not be available if, notwithstanding Buyer's representations. It had in mind merely acquiring the Sale Shares for resale upon the occurrence on nonoccurrence of some predetermined event.

3.7 Buyer has the full right, power and authority to purchase the Sale Shares in accordance with the terms of this agreement and otherwise to consummate and close the transaction provided

3.8 Buyer is acquiring the Sale Shares for the purpose of controlling Acquiree.

4.        Closing Date.

   The Closing Date herein referred to shall be upon such date as the parties hereto may mutually agree upon but is expected to be during September 2000. At the Closing, Buyer will be provided with and accept delivery of the Sale Shares, and in connection therewith, and will make payment of all sums due to Seller. Certain closing documents may be delivered subsequent to the Closing Date upon the mutual agreement of the parties hereto.

5.   Conditions Precedent To the Obligations of Seller.

All obligations of Seller under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions:

5.1 The representations and warranties by Buyer contained in this Agreement or in any certificate or document delivered to Seller pursuant to the provisions hereof shall be true in all material respects at and as of the time of Closing as though such representations and warranties were made at and as of such time.

5.2 Buyer shall have performed and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing including the payment of the Price; in accordance with the terms hereof.

5.3 Seller shall have obtained the resignations of all present officers and directors of, and shall appoint such new officers and directors, of Acquiree as Buyer shall direct, subject, however, to the requirement that the resignations of such present officers and directors shall take effect, and such new officers and directors shall take office, only at such time, following the Closing, as such taking of office shall be lawful and proper following compliance by Acquiree of all requirements therefore under the Securities Exchange Act of 1934.

5.4 All instruments and documents delivered to Seller pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Seller.

6.   Conditions Precedent To The Obligations Of Buyer.

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to the or at the Closing on the Closing Date, of each of the following conditions:

6.1 The representations and warranties by Seller contained in this Agreement or in any certificate or document delivered to Buyer pursuant to the provisions hereof shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

6.2 Seller shall I have prepared and filed all governmental, tax or related returns and reports due or required to be filed and have arranged for payment of all taxes or assessments which have become due or required to be filed and have arranged for payment of all taxes or assessments which have become due as of Closing.

6.3 Acquiree and Seller shall have performed and complied with all other covenants, agreement and conditions required by this Agreement to Be performed or complied with by them prior to or at the Closing.

7.   Documents At Closing

At the Closing, the following transactions shall occur, all of such transaction being deemed to occur simultaneously:

7.1 Seller and Acquiree, as the case may be, will deliver, or cause to be delivered, to Buyer the following:

   a. stock certificates for the Sale Shares, duly endorsed in blank with appropriate signature guarantee.

   b. all records of Acquiree, including without limitation such books and records, charter documents and Colorado certificate of good standing, as may reasonably be available to Seller and requested by Buyer.

   c. certified copies of resolutions by Seller's and Acquiree's boards of directors or executive committees thereof, thereunto duly authorized, authorizing this transaction.

   d. resignations of the present officers and directors of Acquiree to take effect.

   e. a copy of a reasonably current shareholder list of Acquiree certifying the number of shares outstanding.

   f.   current financial statements, in addition to those provided by
Exhibit 2.3 of Acquiree showing no assets or debts of any substance not otherwise disclosed, except for such sums as may be owed to Acquiree's transfer agent and certain nominal state taxes.

   g. such other instruments, documents and certificates, if any as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement;

7.2   Buyer will deliver or cause to be delivered to Seller

   a.   stock certificates for the Sale Shares; and

   b. such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement or which may be reasonably requested in furtherance of the provisions of this Agreement.
 .         Miscellaneous

8.1 The respective representation of Seller and Buyer contained herein or in any certificates delivered prior to or at Closing shall survive for a period of one year from the Closing Date.

8.2   Further Assurances.   At any time, and from time to time,
after the date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder to otherwise to carry out the intent and purposes of this Agreement.

8.3   Waiver.   Any failure on the part of any party hereto to
comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

8.4   Arbitration.    Any and all disputes between or among the
parties with respect to the construction or performance of the terms of this Agreement which cannot be resolved amicably shall be resolved by arbitration before the American Arbitration Association in accordance with its rules then obtaining sitting in Denver, Colorado.

8.5   Notices.   All notices and other communications hereunder
shall be in writing and shall be deemed to have been given if delivered in person or If sent by prepaid first class registered or certified mail, return receipt requested, fax or recognized courier then upon receipt thereof to the following address:

To Seller:

Vanmag International Ltd.
C/O David Fraser, Chairman
999 W. Hastings Street, Ste. 1200
Vancouver, B.C. Canada V6C 2W2

To Acquiree:
Vanadium and Magnetite Exploration and Development (Pty) Ltd
C/O John Davenport, M.D.
Schoemansville, RSA 0216

To Buyer:

Pinnacle Resources, Inc.
9600 E. Arapahoe Road, Suite 260
Englewood, CO  80112

With copies to:
Jody M. Walker
Attorney-At-Law
7841 South Garfield Way
Littleton, CO  80112

8.6   Headings.   The section and subsection headings in this
Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7   Counterparts.   This Agreement may be executed
simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8   Governing Law.    This Agreement shall be governed by the
laws of the State of Colorado.

8.9 Binding Effect. This Agreement shall be binding upon the parties hereto and inure to benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

8.10 Entire Agreement. This Agreement is the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

8.11       Severability.   If any  part of this Agreement is
deemed to be unenforceable the balance of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER:                              AQUIREE:
Vanmag International Ltd.   Vanadium and MagnetiteExploration &
Development



/s/David K. Fraser                  /s/John W.J. Davenport
--------------------------------   ---------------------------
By:  David K. Fraser, Chairman     By:   John W.J. Davenport

BUYER:                             SECRETARY/TREASURER:
Vanadium and Magnetite Exploration & Development


/s/Glen R. Gamble                      /s/R.A. Hildebrandt
------------------------------      ---------------------------
By:   Glen R. Gamble, President     By:   R.A. Hildebrandt
                                      Secretary/Treasurer